INVESTMENT ADVISORY AGREEMENT

Harvest Volatility Edge Trust

This Investment Advisory Agreement (the “Agreement”) is executed as of December 7, 2017 by and between Harvest Volatility Edge Trust, a Delaware statutory trust (the “Trust”), and Harvest Volatility Management, LLC, a Delaware limited liability company (the “Adviser”).

WITNESSETH

WHEREAS, the Trust is an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Adviser is engaged in the business of providing investment advice and is registered as an investment adviser under the Investment Advisers Act of 1940;

WHEREAS, the Trust wishes to retain the Adviser to render investment advisory services to its series listed on Schedule A hereto (each, a “Fund” and, collectively, the “Funds”), as may be amended from time to time; and

WHEREAS, the Adviser is willing to provide such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Trust and the Adviser agree as follows:

1.          Appointment. The Trust hereby appoints the Adviser, and the Adviser hereby accepts such appointment and agrees to provide the investment advisory and certain related services described herein with respect to the Funds, subject to the oversight of the Board of Trustees of the Trust (the “Board”). The Adviser also agrees to provide such services in compliance with (a) the stated investment objective, policies, and restrictions of each Fund as set forth in the Trust’s registration statement and organizational documents, as each may be amended from time to time, (b) the 1940 Act and all rules and regulations thereunder as well as other applicable law, rules and regulations, and (c) any applicable procedures as may be adopted by, and written instructions as may be provided on behalf of, the Board from time to time.

2.          Investment Advisory Services.

(a) The Adviser will act as investment adviser for, and supervise and manage the investment and reinvestment of, each Fund’s assets. In this capacity, the Adviser has complete discretion with respect to making investment decisions for a Fund, including without limitation, the investments (including in other investment companies or pooled investment vehicles) that will be purchased, held, sold, or exchanged by a Fund and the portion of a Fund’s assets that will be held as cash. The Adviser will supervise the continuous investment program for each Fund and the composition of each Fund’s portfolio, arrange for the purchase and sale of securities and other assets of a Fund, provide a continuous investment program for each Fund, and take all actions deemed necessary by the Adviser to formulate and implement such investment program. In addition, the Adviser shall perform those tasks delegated to it by the Trust in the manner and to the extent as may be provided by the Board. The Adviser has complete discretion to vote proxies and to take other actions with respect to Fund assets as may be deemed advisable by the Adviser as well as to vote or exercise all other rights appurtenant to a Fund’s securities and other assets.

(b) Subject to any policies established by, and any direction from, the Board, the Adviser will be responsible for selecting the brokers, dealers, or other execution trade agents that execute the purchases and sales of securities and other investments for each Fund. The Adviser will place orders pursuant to its determination with or through such brokers, dealers, or other persons in conformity with applicable law and the Trust’s applicable policies and procedures. In selecting brokers, dealers, or other trade execution agents and placing orders for Fund transactions, bearing in mind each Fund’s best interests, the Adviser is directed at all times to seek best execution for the Funds, taking into account the factors it deems relevant.

(c) The Trust, on behalf of each Fund, grants to the Adviser the full power and authority to open, maintain, and close, in the name of the Trust and each Fund, securities or other investment accounts with any brokerage or other trading firm designated by the Adviser in its discretion and to enter into related trading and investment arrangements for purposes of providing investment advisory services hereunder. The Trust acknowledges that the Adviser has the power and authority to do and perform every act necessary or appropriate to be done in the exercise of the foregoing powers as fully as the Trust and each Fund, as applicable, might or could do on its own behalf.

(d) The Adviser agrees that it will use the same skill and care in providing the services hereunder as it uses in providing services to other fiduciary accounts for which it has investment responsibilities. The Adviser also agrees that it will not make loans to any person to purchase or carry shares of beneficial interest in the Trust or make loans to the Trust.

3.          Recordkeeping and Reporting.

(a) The Adviser will maintain records in a form acceptable to the Trust and in compliance with applicable rules and regulations, including but not limited to Section 31(a) of the 1940 Act and the rules thereunder. The Adviser acknowledges that such records will at all times remain the property of the Trust and be available for inspection by the Trust upon request.

(b) The Adviser will render to the Board such periodic and special reports with respect to each Fund’s investment activities as the Board may reasonably request.

(c) The Adviser shall make its officers and employees available to the Board and officers of the Trust for consultation and discussions regarding the administration and management of a Fund and its investment activities.

4.          Delegation. Subject to approval by the Board, the Adviser may delegate to one or more entities some or all of the services to the Funds as described in this Agreement for which the Adviser is responsible; provided, however, that the Adviser will be responsible for the acts and omissions of any such entity and paying the compensation of any such entity, except as otherwise agreed to by the Adviser and the Trust.

5.          Expenses.

(a) During the term of this Agreement, each Fund will bear all expenses incurred in its operations and the offering of its shares and not specifically assumed by the Adviser hereunder.

(b) Expenses borne by each Fund will include but will not be limited to the following (or the Fund’s proportionate share of the following): (i) the cost (including brokerage commissions, applicable taxes, and any other cost, including legal and other costs related to brokerage relationships and transactions on behalf of the Fund) of securities or other investments purchased or sold by the Fund and any losses incurred in connection therewith; (ii) fees payable to and expenses incurred on behalf of the Fund by the Adviser under this Agreement; (iii) expenses of organizing the Trust and the Fund, including the organizational and other expenses incurred in connection with the offering of share classes of the Fund; (iv) filing fees and other expenses relating to the registration and qualification of the Fund’s shares and the Trust under federal and/or state securities laws and maintaining such registration and qualification, including such annual or other periodic filings required under applicable laws and regulations; (v) fees and salaries payable to any trustee or officer of the Trust who is not an “interested person” (as defined and interpreted under the 1940 Act) by reason of affiliation with the Adviser or any of the Adviser’s affiliates or otherwise compensated by a service provider to the Trust; (vi) all expenses incurred in connection with such trustee’s or officer’s services as such, including travel expenses; (vii) taxes (including any income or franchise taxes) and governmental fees; (viii) costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (ix) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Trust or the Fund for violation of any law; (x) legal, accounting, and auditing expenses of the Fund, including legal fees of independent counsel for those trustees of the Trust who are not “interested persons” of the Trust by reason of affiliation with the Adviser or any of the Adviser’s affiliates; (xi) charges of custodians, transfer agents and other agents, including sub-transfer or sub-accounting agents; (xii) costs of preparing share certificates; (xiii) expenses of setting in type and printing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports, and proxy materials for existing shareholders and costs of mailing such materials to existing shareholders; (xiv) any extraordinary expenses (including fees and disbursements of counsel, costs of actions, suits, or proceedings to which the Trust is a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its officers, trustees, agents, and shareholders) incurred by the Trust or the Fund; (xv) fees, voluntary assessments, and other expenses incurred in connection with membership in investment company organizations; (xvi) costs of mailing and tabulating proxies and costs of meetings of shareholders, the Board, and any committees thereof; (xvii) cost of investment company literature and other publications provided by the Trust to its trustees and officers; (xviii) costs of mailing, stationery, and communications equipment; and (xix) any other ordinary expenses incurred in the course of the Trust’s operations, including regulatory inquiries and examinations of, or proceedings involving, the Trust or a Fund.

(c) To the extent the Adviser incurs expenses that are applicable to the Funds, as well as other advisory clients, the Adviser shall allocate to the Funds (or a particular Fund) only their proportionate share of such expenses.

(d) The Adviser and/or its affiliates will assume the cost of office space and equipment, certain bookkeeping and clerical services, and the compensation of personnel to provide the investment advisory and certain related services described herein.

(e) The Adviser shall not be obligated to bear any expense incurred by the Trust or a Fund not expressly assumed by the Adviser hereunder. The payment or assumption by the Adviser of any expenses of the Trust or a Fund that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Trust or the Fund on any subsequent occasion.

6.          Compensation. As compensation for the investment advisory and certain related services provided under this Agreement, each Fund will pay to the Adviser a fee at the annual rate specified in Schedule A hereto. The fees payable pursuant to this Section 6 will be calculated based on the average net assets of each Fund for each business day and will be computed and paid monthly. Such payment shall be made as soon as practicable after the last day of each month. If the Adviser serves as investment adviser to a Fund for less than an entire month, the foregoing compensation will be prorated accordingly.

7.          Limitation of Liability.

(a) The Adviser, and its officers, directors, and employees, shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser, or its officers, directors, and employees, in the performance of their duties or from reckless disregard by the Adviser, and its officers, directors, and employees, of their obligations and duties under this Agreement.

(b) It is understood and expressly stipulated that none of the trustees, officers, agents, or shareholders of a Fund or the Trust are personally liable hereunder for any obligations of a Fund or the Trust. All persons dealing with the Trust must look solely to the property of the Trust or the relevant Fund(s) for the enforcement of any claims against the Trust.

8.          Duration.

(a) This Agreement is effective with respect to a Fund as of the date set forth in Schedule A hereto. If the Trust establishes and designates one or more additional Funds for which it desires to retain the Adviser to act as investment adviser hereunder, it shall amend Schedule A hereto and notify the Adviser whose acceptance of such appointment and the terms and conditions thereof shall be evidenced by its provision of investment advisory services to such Fund. This Agreement shall be effective with respect to any additional Fund as of the date set forth in Schedule A hereto corresponding to such Fund.

(b) Unless terminated earlier as provided herein, and subject to Section 9 hereof, this Agreement will remain in full force and effect for a Fund continuously for an initial period of two (2) years; provided, however, that after the initial period of two (2) years its continuance for the Fund is approved at least annually by (i) the Board or by vote of a “majority of the outstanding voting securities” (as defined and interpreted under the 1940 Act) of the Fund and (ii) a majority of the trustees who are not parties to this Agreement or an “interested person” of a party to this Agreement in a manner consistent with the 1940 Act.

9.          Termination.

(a) This Agreement may be terminated with respect to a Fund, at any time and without the payment of penalty, by the Trust upon sixty (60) days’ written notice to the Adviser. The Trust may terminate this Agreement as it relates to a Fund upon vote of the Board or a “majority of the outstanding voting securities” of the Fund.

(b) This Agreement may be terminated with respect to a Fund, at any time and without the payment of penalty, by the Adviser upon sixty (60) days’ written notice to the Trust.

(c) For the avoidance of doubt, if this Agreement is terminated with respect to one or more Funds it may continue with respect to any Fund(s) for which it has not been terminated.

(d) This Agreement shall automatically terminate in the event of its assignment, with the term “assignment” for this purpose having the meaning defined in the 1940 Act, as it may be interpreted by the Securities and Exchange Commission (the “SEC”) or its staff in releases, no-action letters, or other guidance.

10.          Amendment. This Agreement reflects the entire agreement of the parties hereto and is intended to be the complete and exclusive statement of the terms hereof. No provision of this Agreement may be changed, waived, discharged, or terminated, other than by an instrument in writing signed by each of the parties hereto. No amendment of this Agreement shall be effective until approved in a manner consistent with the 1940 Act or any applicable guidance or interpretation of the SEC or its staff. For the avoidance of doubt, a non-material amendment of this Agreement with respect to a Fund shall not require approval by shareholders of the Fund.

11.          Notices. Any notice under this Agreement shall be given in writing, addressed and delivered to the party to this Agreement entitled to receive such notice at the address at which the party may designate for the receipt of such notice.

12.          Independent Contractor. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent a Fund or the Trust in any way or otherwise be deemed an agent of a Fund or the Trust unless the Trust so agrees.

13.          Non-Exclusivity. The Adviser’s services to the Trust and each Fund pursuant to this Agreement are not exclusive and it is understood that the Adviser may render investment advisory and related services to other persons (including other investment companies) and engage in other activities, so long as its ability to perform the services under this Agreement are not adversely affected by such other activities. Nothing in this Agreement shall limit or restrict the right of the Adviser, the Funds, the Trust, or any of their respective trustees, directors, officers, affiliates, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

14.          Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, and in accordance with the applicable provisions of the 1940 Act and the rules and regulations thereunder. To the extent that the applicable laws of the State of Delaware or any provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control.

15.          No Third-Party Beneficiaries. The parties to this Agreement do not intend for this Agreement to benefit any third-party, including without limitation a record owner or beneficial owner of shares of any Fund. The terms of this Agreement may be enforced solely by a party to this Agreement.

16.          Miscellaneous.

(a) As used in this Agreement, terms shall have the same meaning as such terms have in the 1940 Act. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute this Agreement as of the day and year first written above.

Harvest Volatility Edge Trust

By:	/s/ Curtis F. Brockelman, Jr.
Name:	Curtis F. Brockelman, Jr.
Title:	Trustee, President

Harvest Volatility Management, LLC

By:	/s/ Richard L. Selvala, Jr.
Name:	Richard L. Selvala, Jr.
Title:	Chief Executive Officer

Schedule A

to the

Investment Advisory Agreement between

Harvest Volatility Edge Trust and Harvest Volatility Management, LLC

Dated December 7, 2017

Fund	Fee*	Effective Date
Harvest Edge Absolute Fund	0.65%	December 7, 2017
Harvest Edge Equity Fund	0.55%	December 7, 2017
Harvest Edge Bond Fund	0.45%	December 7, 2017
*	Fee is an annual percentage of average daily net assets of the Fund.